AZZ Inc. Reports Results for First Quarter of Fiscal Year 2023; Generates EPS of $0.96 and Adjusted EPS of $1.40

July 11, 2022 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coating solutions, coil coating solutions, welding solutions, specialty electrical equipment and highly engineered services today announced financial results for the first quarter of fiscal year 2023, ended May 31, 2022.

First Quarter Overview:
•Year-over-year financial results
◦Diluted earnings per share (EPS), as reported of $0.96, up 9.1%
◦Diluted EPS, as adjusted of 1.40, up 59.1%
◦Sales of $314.4 million, up 36.8%
◦Net income, as reported, $24.1 million, up $1.7 million, or 7.8%
◦Net income, as adjusted, of 36.0 million, up 61.0%
◦EBITDA of $54.2 million, up 26.8%
•Metal Coatings segment versus same quarter, prior year:
◦Sales of $160.8 million, up 25.9%
◦EBITDA of $52.7 million, up 35.0%
◦Operating income of $44.4 million, up 40.7%
◦Operating margins of 27.6%, up 290 basis points
•Precoat Metals segment, acquired May 13, 2022:
◦Sales of $43.7 million
◦EBITDA of $9.8 million
◦Operating income of $6.6 million
◦Operating margins of 15.2%
•Infrastructure Solutions segment versus same quarter, prior year:
◦Sales of $109.9 million, up 7.6%
◦EBITDA of $15.3 million, up 11.5%
◦Operating income of $12.9 million, up 33.5%
◦Operating margins of 11.7%, up 230 basis points

Management Discussion

Tom Ferguson, President and Chief Executive Officer of AZZ, commented, “We are off to a very good start in fiscal 2023 generating strong operating performance in the first quarter, including sales increasing 36.8%, and operating income up 29.9%. These results reflect the strength of our businesses and our team's ability to execute at a high level, while continuing to support our strategic transformation efforts."

“Our Metal Coatings segment continued to deliver great operating results with record sales of $160.8 million, up 25.9%, and EBITDA of $52.7 million, up 35.0% versus the prior year's first quarter. Improved sales were driven by increased volume for hot-dip galvanizing within the renewables, utility, OEM, and construction end markets, and includes the full-quarter results of the recently completed acquisitions of both DAAM Galvanizing and Steel Creek Galvanizing. I am pleased with the team’s ability to manage the increasing costs of materials and labor, through pricing and operational improvement initiatives, while focusing on providing outstanding customer service."

"Our new Precoat Metals segment, acquired May 13, 2022, generated sales of $43.7 million, and EBITDA of $9.8 million. While segment-level results reflect just two weeks of performance as part of AZZ, I am pleased with the team’s performance thus far and, on a proforma basis, the business is on track to deliver record-level sales and EBITDA growth versus prior year. The segment should continue to benefit from favorable market conditions, including growth in import steel shipments, as well as the growing trend in manufacturing toward the increasing use of pre-painted steel and aluminum.”

Mr. Ferguson continued, “During the first quarter, our Infrastructure Solutions segment (AIS) generated sales of $109.9 million, up 7.6% and EBITDA of $15.3 million, up 11.5% as compared to the same quarter, prior year. The solid start to the fiscal year was led by both sales and operating income improvements within many of our Electrical businesses, which continue to see growing bookings and backlog. Our Industrial Solutions platform, however, experienced slightly lower sales than the prior year, as customers have deferred certain projects until later this year. Infrastructure Solutions segment operating margin of 11.7%, improved 230 basis points compared to an operating margin of 9.4% for the same period last year. These improved results are a testament to the dedication and hard work of our employees who were able to deliver these results and provide exceptional service to our customers, while navigating supply chain and labor constraints.”

First Quarter Results

For the first quarter of fiscal year 2023, the Company reported sales of $314.4 million compared to $229.8 million for the comparable period last year, an increase of 36.8%. Operating income increased to $39.9 million, or by $9.2 million, compared to operating income of $30.7 million during last year’s comparable first quarter period. Net income for the first quarter increased $1.7 million to $24.1 million, or $0.96 per diluted share compared to net income of $22.3 million, or $0.88 per diluted share for the first quarter in the prior fiscal year, driven by stronger operational performance in each of our segments, partially offset by higher interest expense, higher depreciation and amortization, and $12.6 million in acquisition and divestiture-related corporate costs. The provision for income taxes of $7.6 million reflects an effective tax rate of 23.9% for the three months ended May 31, 2022, as compared to $7.6 million, or 25.5%, for the prior year comparable period. Bookings for the three-month period increased to $317.3 million, compared to $229.8 million for the first quarter last year. The book-to-sales ratio improved to 1.01, compared to 1.00 in last year’s comparable period. Backlog at the end of the first quarter was $307.4 million, an increase of 65.2% as compared to backlog at the end of the first quarter in the prior year. The increase in backlog of $121.3 million, to $307.4 million versus prior year is largely attributable to growing demand for our electrical products.

Subsequent Event

On June 23, 2022, AZZ and Fernweh Group LLC (“Fernweh”), jointly announced that they entered into a definitive agreement whereby AZZ will contribute its AZZ Infrastructure Solutions segment to AIS Investment Holdings LLC (the “AIS JV”), and sell a 60% interest in the AIS JV to Fernweh at an implied enterprise value of $300 million. The valuation represents approximately 8.1x AIS LTM 2/28/2022 adjusted EBITDA of roughly $37 million, and is expected to result in cash proceeds to AZZ of approximately $228 million. The transaction is expected to close before the end of 2022, and is subject to certain purchase price adjustments, obtaining the requisite governmental approvals and other customary closing conditions and approvals.

Fiscal Year 2023 Guidance

Mr. Ferguson added, “Due to the acquisition of Precoat Metals, and the recently announced definitive agreement whereby AZZ will divest a majority (60%) interest in the Company’s Infrastructure Solutions segment, via the AIS JV, we will not issue full-year fiscal year 2023 guidance at this time. However, based upon information currently available to management, we anticipate 2nd quarter sales to be within the range of $485 million and $510 million, and EBITDA within the range of $90 million to $110 million.”

“As we have previously stated, for the balance of fiscal 2023, we remain highly focused on executing upon our growth strategy and various initiatives within both our Metal Coatings and Precoat Metals segments, and on completing the recently announced divestiture of a majority interest in AIS. The underlying fundamentals of our business remain strong and provide us a good foundation upon which to execute our strategic plan. As part of our corporate commitment to Trust, Respect, Accountability, Integrity, Teamwork and Sustainability (“TRAITS”), we continue to carefully manage our workforce to ensure a safe and healthy operating environment, while leveraging our operational capacity to match our customers’ demand for our products and services.”

“Previously, we have disclosed a desire for AZZ to become predominately a metal coatings company to drive growth and enhance shareholder value, and over the past two quarters we have significantly advanced that commitment,” concluded Mr. Ferguson.

Conference Call Details

AZZ Inc. will conduct a conference call to discuss financial results for the first quarter of fiscal year 2023 today, Monday, July 11, 2022, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available at (877) 344-7529 or (412) 317-0088 (international), replay access code: 4637193, through July 18, 2022, or by visiting http://www.azz.com/investor-relations for the next 90 days.

There will be a slide presentation accompanying today’s event. The Company’s slide presentation for the call will be available on the Investor Relations page at http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing and a variety of metal coating and coil coating solutions, welding solutions, specialty electrical equipment and highly engineered services to a broad range of markets, including but not limited to the power generation, transmission, distribution, refining and industrial markets. The Company’s Metal Coatings segment is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing, spin galvanizing, powder coating, anodizing and plating, to the North American steel fabrication industry. The Company's Precoat Metals segment is the leading independent provider of metal coil coating solutions in North America. Precoat engages in the advanced application of protective and decorative coatings and related value-added services for steel and aluminum coil primarily serving the construction, recreational vehicles, appliance, heating, ventilation and air conditioning (HVAC), container, transportation and other end markets. The Company’s Infrastructure Solutions segment is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy and waste management markets worldwide.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our products and services, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets.

In addition, within each of the markets we serve, our customers and our operations could potentially continue to be adversely impacted by the ongoing COVID-19 pandemic, including governmental issued mandates regarding the same. We could also experience additional increases in labor costs, components and raw materials, including zinc which are used in our hot-dip galvanizing process and natural gas which is used in our hot-dip galvanizing and coil coating processes; supply-chain vendor delays; customer requested delays of our products or services; currency exchange rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the products we inventory or sell or the services that we provide; economic volatility or changes in the political stability in the United States and other foreign markets in which we operate; acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022, and other filings with the Securities and Exchange Commission (“SEC”), available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Senior Vice President of Marketing, Communications, and Investor Relations
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Joe Dorame, Managing Partner
Lytham Partners
(602) 889-9700
www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars and shares in thousands, except per share data)
(unaudited)

	Three Months Ended May 31,
	2022	2021
Sales	$314,398	$229,826
Cost of sales	229,942	171,899
Gross margin	84,456	57,927

Selling, general and administrative	44,546	27,215
Restructuring and impairment charges	—	—
Operating income	39,910	30,712

Interest expense	7,473	1,697
Other (income) expense, net	798	(969)
Income before income taxes	31,639	29,984
Income tax expense	7,562	7,647
Net income	$24,077	$22,337

Earnings per common share
Basic	$0.97	$0.89
Diluted	$0.96	$0.88

Diluted weighted average shares outstanding	25,675	25,270

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended May 31,
	2022	2021
Sales:
Metal Coatings	$160,846	$127,735
Precoat Metals	43,691	—
Infrastructure Solutions	109,861	102,091
Total sales	$314,398	$229,826

Operating income:
Metal Coatings	$44,435	$31,576
Precoat Metals	6,648	—
Infrastructure Solutions	12,851	9,624
Corporate	(24,024)	(10,488)
Total operating income	$39,910	$30,712

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	May 31, 2022	February 28, 2022
Assets:
Current Assets(1)	$720,396	$386,533
Property, Plant and Equipment, Net	491,722	230,848
Other assets, net	1,570,174	515,647
Total assets	$2,782,292	$1,133,028

Liabilities and Shareholders’ Equity:
Current liabilities	$334,413	$150,531
Long-term debt due after one year, net	1,594,777	226,484
Other liabilities	165,543	88,648
Shareholders' equity	687,559	667,365
Total liabilities and shareholders' equity	$2,782,292	$1,133,028
(1) Includes assets held for sale of $235 as of both May 31, 2022 and February 28, 2022.

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended May 31,
	2022	2021
Net cash provided by operating activities	$23,314	$11,060
Net cash used in investing activities	(1,306,289)	(7,466)
Net cash provided by (used in) financing activities	1,368,940	(5,610)
Effect of exchange rate changes on cash	(49)	(418)
Net increase (decrease) in cash and cash equivalents	85,916	(2,434)
Cash and cash equivalents at beginning of period	15,082	14,837
Cash and cash equivalents at end of period	$100,998	$12,403

AZZ Inc.
Non-GAAP Disclosure
Adjusted Operating Income, Adjusted Earnings and Adjusted Earnings Per Share
(dollars in thousands, except per share data)
(unaudited)

In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), the Company has provided adjusted operating income, adjusted earnings and adjusted earnings per share (collectively, the “Adjusted Earnings Measures”), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with a greater transparency comparison of operating results across a broad spectrum of companies, which provides a more complete understanding of the Company’s financial performance, competitive position, and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted operating income, adjusted earnings and adjusted earnings per share, to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
In the second quarter of fiscal 2021, the Company developed and began the implementation of a plan to divest certain non-core businesses and later, divested several non-core businesses. During the three months ended May 31, 2022, the Company did not recognize any restructuring and impairment charges. The following tables provides a reconciliation for the three months ended May 31, 2022 and 2021 between the various measures calculated in accordance with GAAP to the Adjusted Earnings Measures (dollars in thousands, except per share data):

	Three Months Ended
	May 31, 2022
	Amount	Per Diluted Share
Net income and diluted earnings per share	$24,077
Impact of after-tax interest expense for Convertible Notes	547
Net income for diluted earnings per share	$24,624	$0.96
Adjustments:
Acquisition and transaction related expenditures(2)	12,614	0.49
Increase in interest expense due to Precoat Acquisition	5,776	0.22
Depreciation and amortization - Precoat Metals	3,181	0.12
Precoat Metals segment contribution	(6,666)	(0.26)
Subtotal	14,905	0.58
Tax benefit(3)	(3,577)	(0.14)
Total adjustments	11,328	0.44
Adjusted earnings and adjusted earnings per share	$35,952	$1.40

(1) Earnings per share amounts included in the table above may not sum due to rounding differences.
(2) Includes expenses related to the Precoat acquisition as well as the divestiture of the Infrastructure Solutions business.
(3) Tax benefit consists of 21% federal statutory rate and 3% blended state tax rate.